UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2016

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293	43-1309065
(Commission File Number)	(IRS Employer Identification No.)

411 Fountain Lakes Blvd., St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

(636) 946-6525
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry Into a Material Definitive Agreement

The information set forth under 5.02 of this Current Report on Form 8-K relating to the Amendments (as defined below) is hereby incorporated into this Item 1.01 by this reference.

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 6, 2016, LMI Aerospace, Inc. (the “Company”) entered into an amendment (each an “Amendment”) to the employment agreement between the Company and each of its executive officers (each an “Employment Agreement”), including: Daniel G. Korte (Chief Executive Officer), Clifford C. Stebe, Jr. (Chief Financial Officer), Joseph DeMartino (Chief Operating Officer), Jennifer Alfaro (Chief Human Resources Officer), and Brian P. Olsen (President, Engineering Services).

Each Amendment modified its respective Employment Agreement by: (i) eliminating the provision that permitted the executive officer to receive a severance payment if the executive officer voluntarily terminated his or her employment without “good reason” within ninety days following a change in control of the Company and (ii) revising the definition of “good reason” to provide that “good reason” includes the transition of the executive officer to a position that is not the functional equivalent of the executive officer’s current position.

The Amendments were entered into as a result of an evaluation by the Company’s Board of Directors and the Compensation Committee of the Company’s corporate governance practices.  Except as described herein, no Amendment served to effect any new substantive amendment to any Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 8, 2016
LMI AEROSPACE, INC.

By:	/s/ Clifford C. Stebe, Jr.
Clifford C. Stebe, Jr.
Chief Financial Officer